Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports First Quarter 2023 Financial Results

First quarter 2023 performance exceeds guidance; Raising 2023 guidance

First Quarter 2023 Financial Highlights:

•
Net Revenues of $1,431 million for the first quarter of 2023 were down 4% compared to $1,495 million in the first quarter of 2022 and down 3% compared to $1,476 million in the fourth quarter of 2022.
•
Net Loss of $133 million for the first quarter of 2023 compared to $43 million of net income in the first quarter of 2022 and $27 million of net income in the fourth quarter of 2022.
•
Adjusted EBITDA1 of $189 million for the first quarter of 2023 increased 4% compared to $182 million in the first quarter of 2022 and increased 13% compared to $167 million in the fourth quarter of 2022.
•
Diluted loss per share of $0.76 for the first quarter of 2023 compared to diluted earnings per share of $0.24 in the first quarter of 2022 and diluted earnings per share of $0.15 in the fourth quarter of 2022.
•
Adjusted EPS1 of $0.13 for the first quarter of 2023 compared to $0.16 in the first quarter of 2022 and $0.17 in the fourth quarter of 2022.

LAKE FOREST, Ill., (May 8, 2023) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the first quarter of 2023. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “The Company delivered solid performance in the face of a challenging macroeconomic environment. As expected, the Company’s results were impacted by inflation-driven headwinds on consumer spending, seasonal trends and the costs associated with a scheduled cold mill outage. However, the Company maintained its disciplined pricing strategy and continued to execute against its operational targets to surpass the guidance for the quarter. The outperformance was driven by a combination of favorable mix, lower SG&A and the extension of key business within the Food Merchandising segment that was previously expected to occur in the second quarter. Overall, the Company’s performance in the quarter is a testament to the breadth and resilience of Pactiv Evergreen’s product offering and its dedicated employees.”

Mr. King continued, “The Company has made meaningful progress on the Beverage Merchandising Restructuring plan that was announced in March with the Canton mill expected to cease production by June. The Company also has refined the estimated costs to complete the planned actions. Within its core converting operations, the Company continued to execute on its strategic priorities to improve service levels and boost productivity and efficiency, and we remain confident in our ability to grow the business and de-lever the balance sheet based on Pactiv Evergreen’s position as the market-leading North American food and beverage packaging company.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “Despite the near term challenges caused by elevated inflation levels, the Company continues to proactively address its capital structure and interest rate exposure. The Company repaid and repurchased $110 million of our U.S. term loans Tranche B-2 during the first quarter, bringing the cumulative debt reduction to $228 million since December 31, 2021. Not only does this reduce the Company’s leverage profile, it also reduces its floating rate debt to further mitigate against future interest rate increases. As of March 31, 2023, total debt was $4,022 million and Net Debt1 was $3,595 million, both lower than prior year and prior quarter levels.”

1 Adjusted EBITDA, Adjusted EPS and Net Debt are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Beverage Merchandising Restructuring Update

On March 6, 2023, the Company announced the Beverage Merchandising Restructuring, a plan to take significant restructuring actions related to its Beverage Merchandising operations. The Company expects to close its Canton, North Carolina mill and its converting facility in Olmsted Falls, Ohio with operations at both facilities expected to end during the second quarter of 2023 and production from the Olmsted Falls facility being reallocated to other sites. In addition, effective April 1, 2023, the Company reorganized its management structure by combining the Beverage Merchandising and Food Merchandising businesses. The Company also continues to explore strategic alternatives for its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility. The Company has not set a timetable in relation to this process.

As a result of the closures and change in management structure, the Company incurred $123 million of non-cash charges during the first quarter of 2023 and currently expects to incur total non-cash charges in the range of $320 million to $330 million, most of which will occur during 2023. These non-cash charges are related to the acceleration of depreciation of property, plant and equipment and other non-cash charges. The Company also incurred $64 million of cash-based charges during the first quarter of 2023 related to severance and associated benefits and exit, disposal and other transition costs and currently expects to incur total cash-based charges in the range of $130 million to $160 million, mostly during 2023.

All the above estimates are provisional and include significant management judgments and assumptions that could change materially as the Company executes its plan. Actual results may differ from these estimates, and the execution of the plan could result in additional restructuring charges or impairments not reflected above.

“As we continue to execute on the Beverage Merchandising Restructuring, we remain committed to doing what’s right, treating everyone with respect and delivering on all of our commitments to our people, customers, shareholders and the communities where we operate,” said Mr. King.

First Quarter 2023 Results vs. First Quarter 2022 Results

Net revenues in the first quarter of 2023 were $1,431 million compared to $1,495 million in the first quarter of 2022. The decrease was due to lower sales volume and the impact from dispositions, notably the disposition of Beverage Merchandising Asia on August 2, 2022. Lower sales volume was largely due to our focus on value over volume in the Foodservice and Food Merchandising segments and the market softening amid inflationary pressures in the Beverage Merchandising and Food Merchandising segments. These decreases were partially offset by favorable pricing, due to pricing actions in the Food Merchandising and Beverage Merchandising segments and the contractual pass-through of higher material costs across all segments.

Net loss was $133 million, or $0.76 per diluted share, in the first quarter of 2023 compared to $43 million of net income, or $0.24 per diluted share, in the first quarter of 2022. The decrease was mostly due to $187 million of charges, or $1.05 per diluted share, associated with the Beverage Merchandising Restructuring and a $27 million, or $0.15 per diluted share, decrease due to the gain on the sale of Naturepak Beverage Packaging Co. Ltd (“Naturepak Beverage”) in the prior year period. These decreases were partially offset by a $55 million, or $0.31 per diluted share, decrease in tax expense, mainly attributable to decreased profitability.

Adjusted EBITDA1 was $189 million and Adjusted EPS1 was $0.13 in the first quarter of 2023 compared to $182 million and $0.16, respectively, in the first quarter of 2022. The increase in Adjusted EBITDA1 reflects favorable pricing, net of material costs passed through, and lower transportation costs, partially offset by higher manufacturing costs and lower sales volume. Higher costs included $15 million related to a scheduled cold mill outage. The decrease in Adjusted EPS1 was partly due to an increase in interest expense, which was driven by higher interest rates on our variable rate term loans.

Segment Results

Foodservice

	For the Three Months Ended March 31,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$654	$697	$(43)	(6)%	(1)%	(5)%
Segment Adjusted EBITDA	$113	$116	$(3)	(3)%
Segment Adjusted EBITDA margin	17%	17%

The decrease in net revenues was primarily due to lower sales volume due to a continued focus on value over volume.

The decrease in Adjusted EBITDA was due to higher manufacturing costs and lower sales volume, mostly offset by lower material costs, net of costs passed through, and lower transportation costs.

Food Merchandising

	For the Three Months Ended March 31,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$440	$404	$36	9%	15%	(7)%	1%
Segment Adjusted EBITDA	$93	$60	$33	55%
Segment Adjusted EBITDA margin	21%	15%

The increase in net revenues was driven by favorable pricing, due to pricing actions taken to offset higher input costs including pricing benefit from the aforementioned extension of key business, and the contractual pass-through of higher material costs, partially offset by lower sales volume, primarily due to a focus on value over volume and the market softening amid inflationary pressures.

The increase in Adjusted EBITDA was due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing costs and lower sales volume.

Beverage Merchandising

	For the Three Months Ended March 31,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume	Dispositions
Total segment net revenues	$370	$403	$(33)	(8)%	7%	(6)%	(9)%
Segment Adjusted EBITDA	$1	$24	$(23)	(96)%
Segment Adjusted EBITDA margin	—%	6%

The decrease in net revenues was due to the impact from the disposition of Beverage Merchandising Asia in August 2022 and lower sales volume primarily due to the market softening amid inflationary pressures. These decreases were partially offset by favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs.

The decrease in Adjusted EBITDA was due to higher manufacturing costs and the impact from the disposition of Beverage Merchandising Asia, partially offset by favorable pricing, net of material costs passed through. Higher costs included $15 million related to a scheduled cold mill outage.

First Quarter 2023 Results vs. Fourth Quarter 2022 Results

Net revenues in the first quarter of 2023 were $1,431 million compared to $1,476 million in the fourth quarter of 2022. The decrease was driven by lower sales volumes, primarily due to the market softening amid inflationary pressures in the Beverage Merchandising and Food Merchandising segments. Pricing was flat.

Net loss was $133 million, or $0.76 per diluted share, in the first quarter of 2023 compared to $27 million of net income, or $0.15 per diluted share, in the fourth quarter of 2022. The decrease was mostly due to $187 million of charges, or $1.05 per diluted share, associated with the Beverage Merchandising Restructuring. The decrease was partially offset by an $18 million, or $0.10 per diluted share, decline in selling, general and administrative expenses, driven by lower employee-related costs.

Adjusted EBITDA1 was $189 million and Adjusted EPS1 was $0.13 in the first quarter of 2023 compared to $167 million and $0.17, respectively, in the fourth quarter of 2022. The increase in Adjusted EBITDA1 was due to lower material costs, net of costs passed through, pricing actions in the Food Merchandising segment and lower employee-related costs, partially offset by higher manufacturing costs. The decrease in Adjusted EPS1 was largely due to discrete tax items in the prior quarter.

Segment Results

Foodservice

	For the Three Months Ended
	March 31,	December 31,			Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$654	$673	$(19)	(3)%	(2)%	(1)%
Segment Adjusted EBITDA	$113	$90	$23	26%
Segment Adjusted EBITDA margin	17%	13%

The decrease in net revenues was principally due to unfavorable pricing, driven by the contractual pass-through of lower material costs.

The increase in Adjusted EBITDA was due to lower material costs, net of costs passed through, partially offset by higher manufacturing costs.

Food Merchandising

	For the Three Months Ended
	March 31,	December 31,			Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$440	$447	$(7)	(2)%	1%	(3)%
Segment Adjusted EBITDA	$93	$83	$10	12%
Segment Adjusted EBITDA margin	21%	19%

The decrease in net revenues was mostly due to lower sales volume, primarily due to a focus on value over volume and the market softening amid inflationary pressures, as well as the contractual pass-through of lower material costs. This was partially offset by pricing actions taken to offset higher input costs including pricing benefit from the aforementioned extension of key business.

The increase in Adjusted EBITDA was largely due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing costs.

Beverage Merchandising

	For the Three Months Ended
	March 31,	December 31,			Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$370	$385	$(15)	(4)%	—%	(4)%
Segment Adjusted EBITDA	$1	$21	$(20)	(95)%
Segment Adjusted EBITDA margin	—%	5%

The decrease in net revenues was due to lower sales volume, mostly due to the market softening amid inflationary pressures.

The decrease in Adjusted EBITDA reflects higher manufacturing costs, partially offset by lower material costs, net of costs passed through.

Balance Sheet and Cash Flow Highlights

The Company continues to focus on strengthening its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt, mostly due to $110 million of early repayments and repurchases, and Net Debt1 also declined. Free Cash Flow2 was positive during the first quarter of 2023, inclusive of cash payments made under our 2022 annual incentive plan. The Company’s Board of Directors declared a first quarter 2023 dividend on May 5, 2023 of $0.10 per share of common stock, payable on June 15, 2023 to shareholders of record as of May 31, 2023.

(In millions)	As of March 31, 2023	(In millions)	For the Three Months Ended March 31, 2023
Total outstanding debt	$4,022	Net cash flow provided by operating activities	$88
Cash and cash equivalents	(427)	Capital expenditures	(63)
Net Debt[1]	$3,595	Free Cash Flow[2]	$25

Outlook

“The Company has increased its full year 2023 Adjusted EBITDA1 guidance to a range of $775 million to $800 million, underscoring Pactiv Evergreen’s ability to drive profitable growth in the face of the uncertain market conditions across the industry. We are encouraged by the positive momentum from the first quarter and expect the Company’s results to benefit from a seasonal uplift into the second half. This is balanced against the current macroeconomic backdrop, which we expect to remain challenging through the remainder of this year,” said Mr. King.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net (loss) income on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net (loss) income, as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on May 9, 2023 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 300-9306 from the U.S. or (412) 542-4176 internationally and use access code 6157979. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 15,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

2 Free Cash Flow is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results; our expectations regarding the duration and severity of ongoing macroeconomic challenges; our ability to improve service levels and boost productivity and efficiency; our ability to grow our business and de-lever our balance sheet; and our plans regarding the restructuring of our Beverage Merchandising operations, including as they relate to the impacted facilities, planned restructuring activities, expected timelines and amount and type of cash and non-cash charges that we expect to incur and the timing thereof. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA as net (loss) income calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net (loss) income to Adjusted EBITDA, (ii) diluted (loss) EPS to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of (Loss) Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net revenues	$1,431	$1,476	$1,495
Cost of sales	(1,316)	(1,251)	(1,263)
Gross profit	115	225	232
Selling, general and administrative expenses	(130)	(148)	(142)
Restructuring, asset impairment and other related charges	(73)	—	—
Other income, net	—	2	28
Operating (loss) income	(88)	79	118
Non-operating (expense) income, net	(1)	(3)	10
Interest expense, net	(63)	(60)	(49)
(Loss) income before tax	(152)	16	79
Income tax benefit (expense)	19	11	(36)
Net (loss) income	(133)	27	43
Income attributable to non-controlling interests	(1)	(1)	—
Net (loss) income attributable to Pactiv Evergreen Inc. common shareholders	$(134)	$26	$43

(Loss) earnings per share attributable to Pactiv Evergreen Inc. common shareholders
Basic	$(0.76)	$0.15	$0.24
Diluted	$(0.76)	$0.15	$0.24

Weighted-average shares outstanding - basic	178.4	178.2	177.6
Weighted-average shares outstanding - diluted	178.4	179.0	178.0

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of March 31, 2023	As of December 31, 2022	As of March 31, 2022
Assets
Cash and cash equivalents	$427	$531	$283
Accounts receivable, net	484	448	502
Related party receivables	66	46	41
Inventories	983	1,062	968
Other current assets	109	126	113
Assets held for sale	—	6	134
Total current assets	2,069	2,219	2,041
Property, plant and equipment, net	1,675	1,773	1,771
Operating lease right-of-use assets, net	255	262	272
Goodwill	1,815	1,815	1,812
Intangible assets, net	1,049	1,064	1,112
Other noncurrent assets	172	173	154
Total assets	$7,035	$7,306	$7,162
Liabilities
Accounts payable	$379	$388	$433
Related party payables	17	6	11
Current portion of long-term debt	18	31	30
Current portion of operating lease liabilities	64	65	62
Income taxes payable	8	6	5
Accrued and other current liabilities	430	415	373
Liabilities held for sale	—	3	27
Total current liabilities	916	914	941
Long-term debt	4,004	4,105	4,213
Long-term operating lease liabilities	205	209	222
Deferred income taxes	278	319	231
Long-term employee benefit obligations	59	60	194
Other noncurrent liabilities	163	146	144
Total liabilities	$5,625	$5,753	$5,945
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,406	1,548	1,213
Non-controlling interests	4	5	4
Total equity	$1,410	$1,553	$1,217
Total liabilities and equity	$7,035	$7,306	$7,162

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Operating Activities:
Net (loss) income	$(133)	$27	$176	$74	$43
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	174	84	85	86	84
Deferred income taxes	(39)	(14)	50	27	18
Unrealized loss (gain) on derivatives	2	—	10	(1)	(5)
Restructuring related non-cash and asset impairment charges (net of reversals)	32	—	56	—	—
Gain on sale of businesses and noncurrent assets	—	—	(239)	—	(27)
Non-cash portion of employee benefit obligations	1	3	(44)	3	(10)
Non-cash portion of operating lease expense	21	20	21	22	19
Other non-cash items, net	6	8	11	16	7
Change in assets and liabilities:
Accounts receivable, net	(53)	79	4	(43)	(11)
Inventories	61	58	(35)	(154)	(115)
Accounts payable	11	(45)	(66)	61	66
Operating lease payments	(21)	(20)	(21)	(21)	(19)
Accrued and other current liabilities	10	(21)	67	(1)	59
Other assets and liabilities	16	(6)	—	(23)	11
Net cash provided by operating activities	88	173	75	46	120
Investing Activities:
Acquisition of property, plant and equipment	(63)	(89)	(55)	(64)	(50)
Disposal of businesses and joint venture equity interests, net of cash disposed	1	(6)	317	—	47
Other investing activities	2	1	3	—	(2)
Net cash (used in) provided by investing activities	(60)	(94)	265	(64)	(5)
Financing Activities:
Long-term debt repayments	(112)	(95)	(6)	(5)	(6)
Dividends paid to common shareholders	(18)	(17)	(18)	(18)	(18)
Other financing activities	(5)	(2)	(2)	(3)	(3)
Net cash used in financing activities	(135)	(114)	(26)	(26)	(27)
Effect of exchange rate changes on cash and cash equivalents	1	2	(3)	(3)	—
(Decrease) increase in cash and cash equivalents	(106)	(33)	311	(47)	88
Cash and cash equivalents, including amounts classified as held for sale, as of beginning of the period(1)	533	566	255	302	214
Cash and cash equivalents as of end of the period(1)	$427	$533	$566	$255	$302

(1) Includes $2 million, $7 million, $9 million, $19 million and $17 million of cash and cash equivalents classified as current assets held for sale as of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Reportable segment net revenues
Foodservice	$654	$673	$697
Food Merchandising	440	447	404
Beverage Merchandising	370	385	403
Other	2	6	22
Intersegment revenues	(35)	(35)	(31)
Total net revenues	$1,431	$1,476	$1,495

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Reportable segment Adjusted EBITDA
Foodservice	$113	$90	$116
Food Merchandising	93	83	60
Beverage Merchandising	1	21	24
Other	—	(1)	—
Unallocated	(18)	(26)	(18)
Adjusted EBITDA (Non-GAAP)	$189	$167	$182

Pactiv Evergreen Inc.

Reconciliations of Net (Loss) Income to Adjusted EBITDA and Diluted EPS to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
	2023		2022		2022
	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net (loss) income / Diluted EPS (Reported GAAP Measure)	$(133)	$(0.76)	$27	$0.15	$43	$0.24
Income tax (benefit) expense	(19)		(11)		36
Interest expense, net	63		60		49
Depreciation and amortization (excluding restructuring-related charges)	84		84		84
Beverage Merchandising Restructuring charges(1)	187	0.87	—	—	—	—
Other restructuring and asset impairment charges (reversals)(2)	(1)	—	—	—	—	—
Gain on sale of businesses and noncurrent assets(3)	—	—	—	—	(27)	(0.07)
Non-cash pension expense (income)(4)	1	—	3	0.01	(10)	(0.03)
Operational process engineering-related consultancy costs(5)	—	—	2	0.01	3	0.01
Business integration costs(6)	—	—	—	—	4	0.01
Unrealized losses (gains) on commodity derivatives	2	0.01	—	—	(5)	(0.02)
Foreign exchange losses on cash	4	0.01	1	—	2	0.01
Costs associated with legacy facility(7)	—	—	—	—	3	0.01
Other	1	—	1	—	—	—
Adjusted EBITDA / Adjusted EPS(8) (Non-GAAP Measure)	$189	$0.13	$167	$0.17	$182	$0.16
(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $90 million of accelerated depreciation expense.
(2)
Reflects restructuring and asset impairment charges (net of reversals) associated with our remaining closures businesses.
(3)
Reflects the gain from the sale of our equity interests in Naturepak Beverage.
(4)
Reflects the non-cash pension expense (income) related to our employee benefit plans, including the pension settlement gain of $10 million recognized during the three months ended March 31, 2022.
(5)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(6)
Reflects integration costs related to Fabri-Kal.
(7)
Reflects costs related to a closed facility that was sold prior to our acquisition of the entity.
(8)
Income tax (benefit) expense, interest expense, net and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period.